UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2010

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri	63376
(Address of principal executive offices)	(Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modifications to Rights of Security Holders.

As reported below, on February 21, 2010, the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”) amended and restated the Company’s By-Laws to provide that the election of directors in uncontested elections would be by majority vote. The description set out below, to the extent deemed a material modification to the rights of common stockholders, is incorporated into this Item 3.03 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 21, 2010, the Board of Directors of the Company adopted amended and restated By-Laws, effective immediately, to provide that in uncontested elections of directors, directors will be elected by the affirmative vote of a majority of the votes cast in favor of the election of a director nominee, as opposed to a plurality vote as previously provided in the By-Laws. In a contested election, directors will continue to be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

A copy of the By-Laws, as amended, is filed as Exhibit 3.1 to this Form 8-K and is incorporated in this Item 5.03 by reference.

Item 8.01.	Other Events.

Also on February 21, 2010, the Board of Directors of the Company approved a policy on majority voting, which policy provides that in any non-contested election of directors, any incumbent director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election will immediately tender his or her resignation, and the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision in such event will be promptly disclosed on Form 8-K. The policy will be reflected through an amendment to the Company’s Corporate Governance Guidelines and posted on the Company’s website.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits	Item

3.1	By-Laws of Registrant, Amended and Restated as of February 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: February 25, 2010	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President – Legal and Business Development

Exhibit Index

Number	Item

3.1	By-Laws of Registrant, Amended and Restated as of February 21, 2010